UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 28, 2015

Spark Networks, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-32750	20-8901733
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11150 Santa Monica Boulevard, Suite 600, Los Angeles, California	90025
(Address of Principal Executive Offices)	(Zip Code)

(310) 893-0550

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On January 28, 2015, Spark Networks, Inc. (the “Company”) entered into an Eighth Amendment to Credit Agreement (“Eighth Amendment”), along with its wholly-owned subsidiary Spark Networks USA, LLC, as borrower, certain subsidiaries of the Company, as guarantors, and Bank of America, N.A. as administrative agent, and the lenders thereto.  The Eighth Amendment amends the Credit Agreement, originally dated February 14, 2008, to, among other things, modify certain financial covenants governing leverage ratios and capital expenditures.

Under the Eighth Amendment, for each quarter ending December 31, 2014, March 31, 2015, June 30, 2015 and September 30, 2015, the minimum consolidated adjusted EBITDA for each six month period shall not be less than $3.3 million, $3.8 million, $2.2 million and $2.3 million, respectively.  For the quarter ending December 31, 2015 and each fiscal quarter ending thereafter, the minimum consolidated adjusted EBITDA for each six month period shall not be less than $1.8 million.

The Eighth Amendment also imposes limitations on capital expenditures in the ordinary course of business not exceeding $3 million during each fiscal year, subject to certain exceptions; provided, that for fiscal 2015, the capital expenditure limitation shall be $3.5 million.

The Eighth Amendment also provides that the Minimum Contribution for each period of four consecutive fiscal quarters ending on the last day of each fiscal quarter shall not be less than $16 million.

The above description is only a summary of certain provisions of the Eighth Amendment and is qualified in its entirety by reference to the provisions of the Eighth Amendment, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

10.1

Eighth Amendment to Credit Agreement dated January 28, 2015 among Spark Networks, Inc., Spark Networks USA, LLC, the Subsidiary Guarantors, Bank of America, N.A. (as Administrative Agent), and the other lenders thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPARK NETWORKS, INC.

Date: February 3, 2015	By:	/s/ Brett Zane
	Name:	Brett Zane
	Title:	Chief Financial Officer

Exhibit Index

10.1

Eighth Amendment to Credit Agreement dated January 28, 2015 among Spark Networks, Inc., Spark Networks USA, LLC, the Subsidiary Guarantors, Bank of America, N.A. (as Administrative Agent), and the other lenders thereto.